Exhibit 10.19

MEMORANDUM OF AGREEMENT

Dated: 3 May 2006

Red Crab Limited of 80 Broad Street, Monrovia, Liberia hereinafter called the Sellers, have agreed to sell, and Quintana Maritime Limited (“QML”) of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 or a company to be nominated by QML pursuant to clause 29 hereof hereinafter called the Buyers, have agreed to buy

Name:	Hull No 1358 see also clause 25 hereof
Classification Society/Class:	Nippon Kaiji Kyokai
Built: expected on or before 2006	By: Tsuneishi Shipbuilding Co., Ltd, of 1083 Tsuneishi, Numakuma-cho, Numakuma-gun, Hiroshima Prefecture, Japan (the “Builder”)
Flag: see clause 8, line 206 hereof	Place of Registration: see clause 8, line 206 hereof
Call Sign: n/a	Grt/Nrt: about 43,500/27,000 and otherwise in accordance with the Specifications
Register Number: n/a

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1, and ~~in~~ the place ~~of closing stipulated in Clause 8.~~ where a payment is to be made under this Agreement.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

“Charter” means the time charter dated 21 November 2005, made between the Charterer and Metrostar, as agent for, inter alios, the Sellers, as the same has been amended from time to time until the date of this Agreement, pursuant to which time charter the Sellers have agreed, inter alios, to let the Vessel and the Charterer has agreed to take on charter the Vessel on a time charter basis until 31 December 2010, a copy of which charter is attached hereto as Appendix “A”.

“Charterer” means Bunge S.A. of Geneva, Switzerland and includes its successors in title.

“Metrostar” means Metrostar Management Corp. of 80 Broad Street, Monrovia, Liberia.

“Shipbuilding Contract” means the shipbuilding contract dated 9 December 2004 made between the Builder, the Sellers and Pine Maritime Corporation of 80 Broad Street, Monrovia, Liberia (the “Intermediate Seller”) in relation to the Construction of the Vessel by the Builder and its purchase by the Sellers, a copy of which contract is Attached hereto as Appendix “B”.

“Shipyard” means, in relation to the Vessel, the Builders’ facilities where the Vessel is being built and which are located at Numakuma, Japan or Tadotsu, Japan, as the case may be.

“Specifications” means the specifications and plans to the Shipbuilding Contract [For Hulls 1374/1375/1394/1395/1396 — delivered to the Sellers by the Intermediate Seller pursuant to clause 20 of the Resale Contract], a copy of which specifications and plans are attached hereto as Appendix “C”.

“United States Dollars” and “US$” means the lawful currency of the United States of America at any relevant time.

1.  Purchase Price

US$43,300,000 minus any adjustments as provided in clause 21.

2.  Deposit

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price ~~within~~ on the later of (i) the day falling three banking days from the date ~~of~~ this Agreement is signed by the parties hereto and (ii) 15 May 2006. This deposit shall be placed with a first class bank nominated by the Sellers and accepted by the Buyers (provided always such bank is incorporated in the US, England or Greece and the branch thereof where the deposit will be held is in any of these countries) and held by them in an interest bearing joint bank account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Accrued interest~~, if any,~~to be credited to the Buyers. Any fee charged by the bank nominated by the Sellers pursuant to line 20 above for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.	Payment

The remaining 90% of the said Purchase Price shall be paid in full free of bank charges three (3) days prior to the estimated delivery date in the name of the Buyers or the Buyers’ financier to a first class bank nominated by the Sellers and accepted by the Buyers (provided always such bank is incorporated in the US, England or Greece and the branch thereof where the deposit will be held is in any of these countries). The Purchase Price will be released by the Buyers or their financiers on delivery of the Vessel and upon the signing of the Protocol of Delivery and Acceptance from the Sellers and the Buyers but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.  Inspections – see Clause 24

~~a)* The Buyers have inspected and accepted the Vessel’s classifications records. The Buyers have also inspected the Vessel at/in           on           and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement~~

~~b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, Provided the Sellers receive written notice of acceptance form the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void~~

4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply

*  ~~Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

5.  Notices, time and place of delivery

a) The Sellers shall keep the Buyers well informed of the Vessel’s ~~itinerary~~estimated time of delivery and shall provide the Buyers with 30, 15, 10 and 3 days approximate notice and 1 day definite notice thereof of ~~the estimated time of arrival at the intended place of drydocking/underwater inspection/delivery.~~ When the Vessel is ~~at the place of delivery and~~ in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b) Subject to the Vessel having completed her sea trials in accordance with the Shipbuilding Contract and the Specifications and subject to the terms of this Agreement, ~~T~~the Vessel shall be delivered and taken over safely afloat at a safe and-accessible berth or anchorage ~~at/in the Sellers’ option,~~ at the Shipyard alongside the Builder’s pier or Builder’s anchorage. If the Vessel is delivered to the Buyers at the Builders’ pier, the Buyers shall remove the same therefrom as soon as practically possible after being instructed by the Builder to do so.

Expected time of delivery: upon delivery of the Vessel from the Intermediate Seller to the Sellers

Date of canceling (see Clause~~s 5c) 6b)(iii) and~~ 14): 31 July 2007

~~c) If the Sellers anticipated that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.~~

~~If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5a) and 5c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original canceling date.~~

d) Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void, unless the Builder, in accordance with the relevant clauses of the Shipbuilding Contract, agrees to reconstruct the Vessel in which case the Buyers shall have the option to declare in writing that the deposit should not be released to it whereafter this Agreement shall remain in place.

6	Drydocking/Divers Inspection

~~a).**The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defect shall be made good at the Seller’s expense to the satisfaction of the Classification Society without condition/recommendation*~~

~~b)** (i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such~~

** ~~Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~
* ~~6 a) and 6 b) are alternatives: delete whichever is not applicable. In the absence of deletions alternative 6 a) to apply.~~

 ~~inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii) if the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged, or defective so as affect the Vessel’s class, then unless, repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expenses for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation~~*~~. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance~~

~~(iii) if the Vessel is to be drydocked pursuant to Clause 6 b)(ii) and no suitable dry docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days~~

~~c) If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later that by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~(ii) the expense relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*~~

~~(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the buyers shall pay the aforesaid expenses, dues and fees.~~

~~(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor~~

~~(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of~~

*   ~~Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

 ~~Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the vessel is in drydock or not and irrespective of Clause 5 b)~~

~~7.~~ 	~~Spares/bunkers, etc.~~

~~The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection, used or unused,~~ whether onboard or not shall become the Buyers’ property, ~~but~~ including for the avoidance of doubt and without limiting the generality of the foregoing spares on order, if any, as well as all those parts and equipment mentioned in the Shipbuilding Contract[, the Resale Agreement] and the Specifications ~~are to be excluded~~. Forwarding charges, if any, shall be for the Buyers’ account. ~~The Sellers are not required to replace spare parts including spare tail end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers.~~ The radio installation and navigational equipment shall be included in the sale without extra payment, ~~if they are the property of the Sellers~~. Unused stores and provisions, if any, shall be included in the sale and be taken over by the Buyers without extra payment. All items listed in section III of the Specifications such as entertainment equipment, hardware, crockery, gymnastic apparatus, consumable stores, etc. to be for Buyers’ account. Spare parts to be in accordance with the requirements of the Classification Society.

~~The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc. exclusively for us in the Sellers’ vessel(s) shall be excluded without compensation. Captain’s Officers’ and Crew’s personal belongings including slop chest are to be excluded from the sale as well as the following additional items (including items on hire):~~

The Buyers shall take over remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay an amount equal to that payable by the Sellers to the Intermediate Sellers or, as the case may be, the Builder. ~~the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel.~~ Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8	Documentation

The place of closing; London, England or Piraeus, Greece in the Buyer’s option

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a) Three originals of a Legal Bill of Sale in a form recordable in (the country in which the Buyers are to register the Vessel) and which the Buyers should nominate at least 10 running days prior to the delivery of the Vessel, warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b) All delivery documents to be delivered to the Sellers by the intermediate Seller and/or the Builder under the Shipbuilding Contract [and the Resale Agreement], including the document called the “Builder’s Certificate”.

~~b) Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel~~

~~c) Confirmation of Class issued within 72 hours prior to delivery .~~

~~d) Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

~~e) Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the~~

 ~~Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~c) Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, as well as any such additional documents that the Buyers shall require for the purpose of ascertaining (i) the proper constitution of the Sellers and (ii) that all appropriate corporate and other action has been taken in connection with the authorization and the performance by the Sellers of this Agreement, the novation of the Charter as provided in clause 19 hereof together with any documents referred therein, and the assignment of the warranty of quality as provided in clause 18 hereof together with any documents referred therein, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement and provided further that in relation to the Charterer, the Builder, the Intermediate Seller, the Shipbuilding Contract, etc. the Sellers shall use their best endeavours to provide the Buyers with documentation similar to the one they shall deliver in relation to the Sellers, this Agreement, the novation of the Charter, etc.~~

~~At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.~~

~~At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) (Provided that the Buyers supply the Builder with the necessary information required by the Classification Society for issuing such certificates in the Buyers’ name) (as provided in Clause 11 hereof) as well as all plans etc., relating to the Vessel and her equipment which are~~ whether or not the same are on board the Vessel. Other certificates ~~which are~~ whether or not the same are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession (including the Specifications, the Vessel’s shipbuilding drawings, equipment manuals, sea trial records, correspondence with the Builder or the Classification Society concerning the Vessel or its equipment) shall be promptly forwarded to the Buyers at their expense. The Sellers shall also deliver to the Buyers any ship replica model that the Builder has produced in relation to the Vessel and the cost of forwarding such replica model to the Buyers shall be borne by the Buyers, ~~if they so request. The Sellers may keep the copies of the Vessel’s log books but the Buyers to have the right to take copies of same~~. The Buyers and the Sellers agree to arrange for an undocumented transfer, i.e. for the Vessel to be registered directly in the Buyers’ name, and the Sellers shall procure that the Intermediate Seller also shall not register its title prior to tendering delivery to the Sellers pursuant to their contractual arrangements.

9.	Encumbrances

The Sellers warrant that the Vessel at the time of delivery under this Agreement, is free from all charters (save for the Charter, in relation to which the Sellers agree to exercise their best endeavours in order that the delivery of the Vessel under this Agreement is effected expeditiously, efficiently and with minimum cost and delays to all parties involved) encumbrances, Mortgages and maritime liens or any other debts or claims whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.  Taxes, etc.

Subject to clause 8 hereof, ~~A~~any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges ~~in connection with the closing of the Sellers’ register~~ in connection~~ed~~ with the delivery of the Vessel to the Sellers by the Intermediate Seller shall be for the Sellers’ account.

11.  Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement, she shall be delivered and taken over ~~as she was at the time of inspection, fair wear and tear excepted~~ in brand new condition as is at the time of delivery of the Vessel to the Sellers by the Intermediate Seller and always in compliance with the Specifications and the Shipbuilding Contract and otherwise in accordance with clause 22.

~~However~~Furthermore, the Vessel shall be delivered with her class maintained without condition/recommendation*, save for any recommendation which customarily applies to newbuilding vessels free of average and damage affecting the Vessel’s class, and with her classification certificates and national and international certificates, as well as all other certificates the Vessel had at the time of ~~inspection,~~ delivery from the Builder, valid and unextended for 5 months (as always issued by the Builder) from the date the Vessel is delivered to the Buyers under this Agreement without condition/recommendation* by Class or the relevant authorities and save as provided in line 219 above and provided further that the Buyers shall accept the provisional certificates issued by the Class on delivery ~~at the time of delivery “Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

12.	Name/markings

~~Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.~~ Please See clause 25.

13.	Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest. Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. It the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 or should the Sellers be in breach of any of their obligations under clause 8 or 18 to 23 (inclusive), the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately. Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer or are in breach of any of clauses 8 or 18 to 23 (inclusive) as foresaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers’ representatives – see clause 24

~~After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expenses upon arrival at           on or about [          ], provided however that the said representatives shall not be placed on the Vessel earlier than 3 weeks before the Vessel is to be delivered to the Buyers under this Agreement. These representatives are on board for the purpose of familiarization and in the capacity of observers only~~

*  Notes, if any, in the surveyors report which are accepted by the Classification Society without condition/recommendation are not to be taken into account

 ~~and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representative shall sign the Sellers’ letter of indemnity prior to their embarkation.~~

~~16.~~ 	~~Arbitration~~

~~a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 199650 and 1979~~ or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators are properly appointed they shall in turn appoint a third arbitrator and the three arbitrators will be deciding by majority and their majority decision will be final in the event the two arbitrators appointed by the parties hereto fail to agree on the appointment of the third arbitrator then the President of the Lloyds Maritime Arbitration Association at the relevant time shall be asked by either party hereto to appoint the third arbitrator ~~shall not agree they shall appoint an umpire whose decision shall be final.~~

~~b)* This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York~~

~~c)* Any dispute arising out of this Agreement shall be referred to arbitrator at          , subject to the procedures applicable there The laws of           shall govern this Agreement~~

Clauses 17 to 30, inclusive, as attached, and form an integral part of this Agreement

*  16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions. alternative 16 a) to apply

ADDITIONAL CLAUSES TO THE MEMORANDUM OF AGREEMENT DATED 3 MAY 2006 BETWEEN QUINTANA MARITIME LIMITED AND RED CRAB LIMITED

Clause 17

The Buyers shall have the right to assign as security any of their rights under this Agreement to a bank or other financial institution providing the Buyers with finance in relation to the acquisition of the Vessel.

Clause 18

On or prior to the delivery of the Vessel under this Agreement, the Sellers undertake to assign to the Buyers all their rights, interest and title (a) under the relevant article of the Shipbuilding Contract dealing with the Vessel’s so called warranty of quality, (b) in any claims made thereunder outstanding at the time of such assignment and (c) under any other suppliers’ or equipment manufacturers’ warranties that are available to the Sellers.

The assignment of the rights described above, shall be effected by (a) the Sellers executing a deed in a form acceptable to the Buyers (the “Deed of Assignment”) and (b) the Builder, the Intermediate Seller or such other relevant supplier or manufacturer countersigning a notice of assignment again in form acceptable to the Buyers, such notice to be duly executed, provided however that in the event that the Builder or any supplier or manufacturer does not consent to the assignment of the relevant warranty, the Sellers hereby further undertake to act as the agent of the Buyers in raising, handling and closing any claims that the Buyers may want to raise under the said warranty always following the instruction of the Buyers. The Sellers shall not refuse any request by the Buyers to raise a claim under the said warranty of quality on the understanding that the Sellers shall not be liable to meet a claim if there is a failure to recover the same from the Builder or, as the case may be, the relevant supplier or manufacturer, provided however, that the Sellers shall, on the request of the Buyers, commence legal proceedings against the Builder or, as the case may be, supplier or manufacturer in connection with any disputed or non-recoverable claim made under the relevant warranty.

The Sellers undertake with the Buyers that following the date of this Agreement, they shall:

(a) at the Sellers expense, provide the Buyers with a true and complete certified copy of the Shipbuilding Contract and the Resale Agreement pursuant to which the Sellers have obtained the benefit of the relevant warranties as well as list of any claims made thereunder;

(b) not in any manner vary, waive, surrender, assign to any person other than the Buyers or suspend any of their rights under the relevant warranties; and

(c) advise the Buyers of any event that falls within any of the warranties to be assigned to the Buyers hereunder as well as of any claim made under the warranty in connection with such event or otherwise.

Finally, the Sellers agree to draft the Deed of Assignment and to reflect the requirements of this clause 18 and any other matter reasonably required by the Buyers in relation thereto.

Clause 19

The Vessel is sold subject to the Charter which the Buyers have reviewed and accepted. The Sellers hereby undertake with the Buyers to (a) novate all their rights and obligations insofar as the Vessel is concerned under the Charter in favour of the Buyers on or prior the delivery of the Vessel to the Buyers and (b) procure that Metrostar and the Charterer agree such novation pursuant to a novation agreement to be entered among Metrostar (as agent for the Sellers), the Charterer, the Sellers and the Buyers (the “Novation Agreement”).

The Sellers further undertake with the Buyers that terms of the Novation Agreement shall be acceptable to the Buyers and that they shall provide therein, inter alia but without prejudice to the generality of the foregoing, that any hire paid by the Charterer to the Sellers under the Charter in advance insofar as the Vessel is concerned in relation to a period of trading falling after the Vessel is delivered to the Sellers hereunder should be paid by the Sellers to the Buyers and that the Sellers shall remain responsible for any cargo claims or claims under the Charter insofar as the Vessel is concerned arising prior to the delivery of the Vessel to the Buyers hereunder.

The Sellers further hereby undertake with the Buyers that following the date of this Agreement and until delivery of the Vessel to the Buyers under this Agreement, they will:

(a) not, without the previous written consent of the Buyers:

(i) agree to any variation of the Charter; or

(ii) release the Charterer from any of the Charterer’s obligations under the Charter or waive any breach of the Charterer’s obligations thereunder or consent to any such act or omission of the Charterer as would otherwise constitute such breach; or

(iii) determine the Charter for any reason whatsoever (including withdrawal of the Vessel under the Charter for non-payment of charter hire in accordance with the terms thereof);and

(b) supply to the Buyers all information, accounts and records that may be necessary or of assistance to enable the Buyers to verify the amount of all payments of charterhire and any other amount payable under the Charter.

The Sellers also undertake with the Buyers that:

(a) they shall not, without first obtaining the Buyers prior written consent, reach any agreement, as contemplated by the terms of the Charter, with the Charterer as regards the daily charter hire rate to be applicable to the Vessel for a particular calendar year; and

(b) any such agreement with the Charterer as regards the daily charter hire rate to be applicable to the Vessel for a particular calendar year, shall only be reached after the Sellers have received written instructions by the Buyers at what rate the Buyers wish the Sellers to conclude such an agreement with the Charterer; and

(c) they shall (i) advise the Buyers as to the time and place of any meeting or telephone or video conference to take place with the Charterer as regards the daily charter hire rate to be applicable to the Vessel for a particular calendar year, (ii) provide the Charterer with any correspondence or other information relevant to such meeting or conference and the discussion to take place thereat and (ii) make arrangements for a representative of the Buyers to attend any such meeting or conference with the Charterer.

Finally, the Sellers hereby represent and warrant to the Buyers that:

(a) the Charter is free from all encumbrances and other interests and rights of every kind;

(b) the executed original of the Charter to be delivered by the Sellers to the Buyers under this Agreement prior to the Vessel be is true and complete, the Charter constitutes the valid and binding obligations of the parties thereto enforceable in accordance with its terms, is in full force and effect and there have been no amendments or variations thereof or defaults thereunder from the date of this Agreement;

(c) the Vessel has been delivered to and accepted by the Charterer for service under the Charter; and

(d) there are no commissions, rebates, premiums or other payments in connection with the Charter other than as disclosed to the Buyers in writing prior to the date hereof.

Clause 20

At the Buyers’ request, the Sellers shall provide the Buyers with sufficient copies of their audited annual financial statements (which for the avoidance of doubt shall include a balance sheet, a profit and loss and a cash flow statement) prepared in accordance with International Accounting Standards and being for such period as requested by the Buyers.

Clause 21

To the extent that the Sellers or the Intermediate Seller receive the benefit of a reduction (the “reduction”) in the purchase price to be paid by either of them under their respective contracts by operation of the provisions of Article III of the Shipbuilding Contract, then the Buyers would automatically be entitled to receive, in the Buyer’s option, either a reduction in the Purchase Price or a lump sum payment by the Sellers to the Buyers on delivery of the Vessel under this Agreement, in either case equal to the amount of the reduction.

Clause 22

(a) The Vessel shall be delivered to the Sellers in accordance with the Shipbuilding Contract and the Specifications, as these may be amended and/or supplemented from time to time in accordance with the provisions of Clause 22(b) hereof.

(b) The Sellers further hereby undertake that following the date of this Agreement and until delivery of the Vessel to the Buyers under this Agreement, they will not, without the previous written consent of the Buyers:

(A) agree, nor permit the Intermediate Seller to agree, to any amendments, supplements or changes whatsoever to the Shipbuilding Contract, the Specifications (whether or not the said amendments, supplements or changes are necessitated by change in Classification society rules and regulations) or any other document relating to the construction of the Vessel;

(B) agree, nor permit the Intermediate Seller to agree, to any substitution of materials pursuant to the terms of Article V paragraph 3 of the Shipbuilding Contract;

(C) release the Builder and/or the Intermediate Seller from any of their obligations under the Shipbuilding Contract or waive any breach of the Builder’s and/or the Intermediate Seller’s obligations thereunder or consent to any such act or omission of the Builder or, as the case may be, the Intermediate Seller as would otherwise constitute such breach; and

(D) terminate the Shipbuilding Contract for any reason whatsoever other than in accordance with Clause 23 hereof.

(c) Failure of the Sellers to comply with the terms of Clauses 22(a) or 22(b) shall constitute a Sellers’ default and the provisions of Clause 14 hereof shall apply.

Clause 23

If for any reason whatsoever the Sellers become entitled under the Shipbuilding Contract to terminate such agreement or to reject the Vessel, then the Sellers shall, before exercising such right of termination or rejection, advise in writing the Buyers of the existence thereof and shall act in relation to the said right(s) in accordance with the Buyers’ instructions. Within seven (7) Banking Days from receiving such advice the Buyers shall in turn advise the Sellers in writing:

(i) if they wish the relevant agreement to be terminated or, as the case may be, the Vessel to be rejected. Upon such notice the deposit together with the interest earned shall be released immediately to the Buyers after which this Agreement shall be null and void; or

(ii) if they do not wish the relevant agreement to be terminated or, as the case may be, the Vessel to be rejected, of the terms, if any, upon which the Buyers will be willing for the Sellers to continue the Shipbuilding Contract or accept the Vessel. Upon receipt by the Sellers of the said notice and depending on the instructions contained therein, the Sellers would either (a) negotiate the terms on which delivery of the Vessel would be taken or the relevant agreement would be continued or (b) unconditionally continue the relevant agreement, take delivery of the Vessel and deliver the Vessel to the Buyers. In the event that the Builder or, as the case may be, the Intermediate Seller does not agree to the terms requested by the Buyers in their notice to the Sellers, then the Sellers, having first obtained the Buyers’ prior written consent, shall be entitled to terminate the Shipbuilding Contract, or, as the case may be, reject the Vessel whereupon the provisions of sub-paragraph (i) shall apply.

Clause 24

As soon as the Buyers make the deposit provided under Clause 2 of this Agreement, the Sellers shall procure that the Buyers are allowed by the Builder to place an observer at the Shipyard until delivery of the Vessel hereunder to work along with the Seller’s supervision team stationed at the Shipyard. Such observer would be permitted to attend all work sites, inspections, tests, plan approvals, meetings, sea trials taking place at the Shipyard or at the Builder’s sub-contractors premise and, in general, to do anything else that a buyer’s representative is permitted to do under the terms of the Shipbuilding Contract as if the said observer was a member of the Seller’s team. Such observer shall not interfere directly with the Builder and/or with the construction process, but shall be entitled to raise comments with, or make observations to, the Seller’s supervision team which in turn shall be obliged to pass the same to the Builder for consideration.

Clause 25

It is hereby agreed that it will be for the Buyers and not for the Sellers to provide the name of the Vessel and the Sellers agree, subject to receiving adequate notice, that they will pass the Buyers’ proposed name to the Builder and arrange that the same is imprinted by the Builder on the Vessel’s hull and on the Vessel’s papers. To the extent the Builder requires any additional payment for making such imprints, then such payment shall be for the Buyers’ account.

Subject to the Builder’s consent, the Sellers shall procure that any naming ceremony, as well as any delivery ceremony, relating to the Vessel is attended by the Buyers (as well as the Sellers) as if it were a ceremony arranged by the Builder for the Buyers’ guests and personnel.

Clause 26

The Sellers undertake with the Buyers to provide to the Buyers, promptly after receiving the same, a copy of all notices, demands, correspondence, documents, etc., received by the Sellers and or their agents, attorneys, employees under or in connection with the Shipbuilding Contract.

Clause 27

Any and all notices and communications in connection with this Agreement shall be in English and addressed as follows:

if to the Buyers at:

Quintana Maritime Limited c/o Quintana Maritime LLC Pandoras 13 & Kyprou Street 166 74 Glyfada Athens Greece

Fax number:	210 8948 823
Attn.:	Mr. Stamatis Molaris

if to the Sellers to:

Alanke Marine Management Ltd. c/o Metrostar Managament Corp. 35 Panepistimiou Street 105 64 Athens Greece

Fax number:	210 3212 687
Attn:	Mr. Achilleas Stergiou

Clause 28

The existence of this Agreement as well as the terms hereof should remain strictly private and confidential subject to any disclosure requirements imposed on QML by the U.S. Securities and Exchange Commission (“SEC”) or the rules of NASDAQ and subject further to the following paragraph of this Clause 28. The restriction imposed by this Clause 28 shall not apply in relation to a party to the extent (a) such party is required by law to disclose this Agreement and/or the circumstances surrounding it or (b) the relevant information has been disclosed to the public other than by a person who would had been subject to the confidentiality obligations imposed by this Clause 28 or (c) a party is required to disclose this Agreement and/or the terms thereof to its financiers, legal advisers, auditors etc.

Clause 29

The Sellers agree that QML is entitled to nominate one of its subsidiaries as the buyer of the Vessel (such subsidiary being called for the purposes of this Agreement, the “Nominee”) under this Agreement. It is further agreed between the Sellers and the Buyers that any such nomination is to be made by QML in writing at least 10 running dates before delivery of the Vessel and in connection therewith QML will also provide to the Sellers a copy of its letter nominating the Nominee as Buyers, which nomination shall be accepted by the Nominee countersigning such letter.

Finally, it is hereby agreed between the parties thereto, that upon such nomination taking place the Nominee shall become the “Buyers” for the purposes of this Agreement and shall have all the rights and obligations QML had by signing this Agreement. QML will remain responsible for all the obligations the Buyers have under this Agreement, notwithstanding the nomination of the Nominee, provided however that, to the extent that the Nominee duly performs and discharges (or procures the performance and discharge of) the duties and liabilities undertaken by the Buyers in this Agreement, then such performance and discharge of the said duties and liabilities by the Nominee shall be deemed to be proper and due performance and discharge of QML’s duties and liabilities under this Agreement and the Sellers’ shall not be construed by virtue of the terms of this Clause 29 that they have the right to ask QML to perform again any duty or liability that has already been performed by the Nominee.

Clause 30

This Agreement is subject to QML raising the necessary funds for acquiring the Vessel and 16 other vessels it has agreed to purchase from affiliates of the Sellers, and declaring its success in achieving so not later than 10 May 2006.

Should QML not declare its success to the Sellers in accordance with this Clause 30, the deposit together with the interest earned shall be released immediately to the Buyers, after which this Agreement shall be null and void.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the day and year first written above.

/s/  ACHILLEAS STERGIOU
Signed for and on behalf of
ALANKE MARINE MANAGEMENT LTD.
by

/s/  NIKOS FRANTZESKAKIS
Signed for and on behalf of
QUINTANA MARITIME LIMITED
by:
its Chief Commercial Officer and Chief Operating Officer